Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of AMC Entertainment Holdings, Inc. of our reports dated February 29, 2016, relating to the consolidated financial statements and financial statement schedule of Carmike Cinemas, Inc. and subsidiaries, and the effectiveness of Carmike Cinemas, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Carmike Cinemas, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

September 26, 2016